Exhibit 99.1

Media contacts:	Investor contacts:
Judi Frost Mackey, +1 212 632 1428	Matthieu Bucaille, +1 212 632 6259
judi.mackey@lazard.com	Chief Financial Officer

Richard Creswell, +44 207 187 2305 richard.creswell@lazard.com	Investor Relations, +1 212 632 2685 or 1 877 266 8601(US only) investorrelations@lazard.com

LAZARD LTD REPORTS THIRD-QUARTER

AND NINE-MONTH 2011 RESULTS

Highlights

•

Net income per share[1], on a fully exchanged and adjusted basis[2], of $0.39 for the third quarter of 2011, which excludes a pre-tax gain of $18.2 million related to the repurchase of its subordinated convertible promissory note; U.S. GAAP net income per share, which includes the gain, was $0.49

•

Core operating business revenue[3] of Financial Advisory and Asset Management, increased 2% for the third quarter and 5% for the first nine months of 2011, to $470.3 million and $1,410.0 million, respectively, compared to the corresponding 2010 periods

•

M&A and Strategic Advisory, Capital Markets and Other Advisory revenue increased 14% to $215.5 million for the third quarter of 2011, and increased 17% to $609.6 million for the first nine months of 2011, compared to the corresponding 2010 periods, primarily driven by a 24% and 17% increase in M&A and Strategic Advisory in the third quarter and first nine months, respectively; Restructuring continued its cyclical decline with third-quarter 2011 operating revenue of $38.1 million, down 42% from the 2010 third quarter

•

Asset Management operating revenue increased 4% to $216.7 million and increased 17% to $678.4 million, for the third quarter and first nine months of 2011, respectively, compared to the corresponding 2010 periods; Management fees increased 9% to $200.0 million and 22% to $628.0 million, for the third quarter and first nine months of 2011, respectively, compared to the corresponding 2010 periods, with the increases driven by higher Average AUM

•

Assets Under Management at September 30, 2011, were $135.8 billion, a 5% decrease compared to $143.6 billion at September 30, 2010, and a 16% decrease from $161.6 billion at June 30, 2011, primarily reflecting market and foreign exchange depreciation; Net outflows were $1.1 billion for the third quarter of 2011

•	Compensation and benefits expense ratio[4] was 58.7% for the first nine months of 2011, compared to 59.8% for the corresponding 2010 period

•	Repurchased $150 million subordinated convertible promissory note for approximately $131.8 million plus accrued interest of approximately $1.6 million

NEW YORK, October 27, 2011 – Lazard Ltd (NYSE: LAZ) today announced financial results for the third quarter and nine months ended September 30, 2011. Net income, on a fully exchanged and adjusted basis, was $52.9 million, or $0.39 per share, which excludes a pre-tax gain of $18.2 million, related to the repurchase of its subordinated convertible promissory note, compared to net income of $62.2 million, or $0.46 per share, for the third quarter of 2010. Net income was $177.2 million or $1.30 per share for the first nine months of 2011, excluding the gain in the third quarter, compared to $176.6 million, or $1.30 per share, for the first nine months of 2010, both on a fully exchanged and adjusted basis.

Net income, on a U.S. GAAP basis, which includes the gain, was $62.7 million, or $0.49 per share, for the third quarter of 2011, compared to net income of $64.1 million, or $0.51 per share, for the third quarter of 2010. For the first nine months of 2011, net income on the same basis was $179.7 million or $1.39 per share, compared to $75.1 million or $0.58 per share for the 2010 period, which included special charges in the 2010 first quarter.

A reconciliation of the U.S. GAAP results to fully exchanged and adjusted results is presented on page 13 of this release.

Lazard believes that presenting results and measures on a fully exchanged and adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods.

Comments

“Our solid year-to-date performance underscores the power of Lazard’s advice-driven, intellectual capital model,” said Kenneth M. Jacobs, Chairman and Chief Executive Officer of Lazard. “Companies, government bodies and investors continue to demand independent advice with a geographic perspective, deep understanding of capital structure, informed research, and knowledge of global economic conditions during this uneven economic environment.”

“Over the past year, we have invested strategically in both our Financial Advisory and Asset Management businesses, through hires and initiatives, to continue to grow the franchise and serve our clients worldwide,” said Mr. Jacobs.

“During the third quarter, we achieved strong revenue growth in M&A and Strategic Advisory, and advised on many important and complex transactions, while our Asset Management business continued to provide our clients with superior investment solutions and performance,” said Matthieu Bucaille, Chief Financial Officer of Lazard. “In addition, we have furthered our capital management efforts this quarter.”

Operating Revenue and Earnings from Operations

Operating revenue5 for the third quarter of 2011 decreased 1% to $466.5 million, compared to $473.2 million for the third quarter of 2010. For the first nine months of 2011, operating revenue increased 3% to a nine-month record of $1,415.2 million, compared to $1,368.4 million for the first nine months of 2010.

Earnings from operations6 decreased 11% to $91.2 million for the third quarter of 2011, compared to $102.2 million for the corresponding 2010 period. Earnings from Operations increased 1% to $292.9 million for the first nine months of 2011, compared to $290.4 million for the corresponding 2010 period. Margin from operations7 was 19.6% and 20.7%, respectively, for the third quarter and first nine months of 2011, compared to 21.6% and 21.2%, respectively, for the corresponding 2010 periods.

Pre-Tax Income

Pre-tax income8 decreased 12% to $69.6 million for the 2011 third quarter compared to $79.5 million for the third quarter of 2010, and increased 4% to $232.2 million for the first nine months of 2011, compared to $224.0 million for the first nine months of 2010.

The Company’s quarterly revenue and profits can fluctuate materially depending on the number, size and timing of completed transactions on which it advised, as well as seasonality, the performance of equity markets and other factors. Accordingly, the revenue and profits in any particular quarter may not be indicative of future results. As such, Lazard management believes that annual results are the most meaningful.

Core Operating Business Revenue

Lazard’s core operating business includes its Financial Advisory and Asset Management businesses. Core operating business revenue increased 2% to $470.3 million for the third quarter of 2011, compared to $462.4 million for the third quarter of 2010, and increased 5% to $1,410.0 million for the first nine months of 2011, compared to $1,348.1 million for the first nine months of 2010.

FINANCIAL ADVISORY

Financial Advisory revenue was $253.6 million for the third quarter of 2011, compared to $254.4 million for the third quarter of 2010, and was $731.7 million, or a 5% decline, for the first nine months of 2011, compared to $769.1 million for the corresponding 2010 period.

Third-quarter 2011 revenue of $215.5 million from M&A and Strategic Advisory, Capital Markets and Other Advisory, in the aggregate, increased 14% compared to the corresponding third-quarter 2010 revenue of $188.4 million. Third-quarter 2011 Restructuring revenue of $38.1 million decreased 42% compared to third-quarter 2010 revenue of $66.0 million.

Revenue of $609.6 million from M&A and Strategic Advisory, Capital Markets and Other Advisory, in the aggregate, increased 17% in the first nine months of 2011, compared to $523.1 million in the corresponding 2010 period. Restructuring revenue of $122.0 million decreased 50% in the first nine months of 2011, compared to $246.1 million in the corresponding 2010 period.

M&A and Strategic Advisory

M&A and Strategic Advisory revenue increased 24% to $199.1 million for the third quarter of 2011, compared to $160.7 million for the third quarter of 2010, and increased 17% to $533.4 million for the first nine months of 2011, compared to $454.1 million for the first nine months of 2010. M&A and Strategic Advisory revenue generally does not include M&A fees for the sale of distressed assets, which are recognized in Restructuring revenue.

Among the publicly announced M&A and Strategic Advisory transactions or assignments completed during the third quarter of 2011 on which Lazard advised were the following:

•	Tognum’s Board of Management and Supervisory Board in the €3.2 billion takeover offer by Daimler and Rolls-Royce

•	Bankia’s €3.1 billion capital increase

•	Royalty Pharma’s $3.6 billion debt recapitalization and $609 million acquisition of the DPP-IV patent estate and associated royalty interest from Astellas’ Prosidion subsidiary

•	Consortium led by Clayton, Dubilier & Rice together with AXA Private Equity and Caisse de dépôt et placement du Québec in their €2.1 billion acquisition of SPIE

•	DISH Network’s $1.4 billion acquisition of the reorganized DBSD North America and $1.4 billion acquisition of TerreStar Networks

•	Citadel Broadcasting’s $2.5 billion sale to Cumulus Media

•	Landis+Gyr’s $2.3 billion sale to Toshiba

•	EDF Energies Nouvelles in the €1.6 billion public takeover offer and subsequent squeeze-out by EDF

•	The Carlyle Group’s £1 billion acquisition of RAC from Aviva and acquisition of Sagemcom from The Gores Group

•	Demag Crane’s Supervisory Board in the €1 billion public takeover offer by Terex

•	Delhaize Group’s €933 million acquisition of Delta Maxi Group

•	Shell’s $1.3 billion sale of Stanlow Refinery to Essar Energy

•	The Independent Committee of the Board of Directors of Niscayah in the SEK 7.6 billion public offer by Stanley Black & Decker

•	Western Union’s Board of Directors in its £606 million acquisition of Travelex Global Business Payments

•	Sodexo’s €525 million acquisition of Puras do Brasil and the acquisition of Lenôtre from Accor

•	Gloucester Coal’s A$735 million acquisition of Donaldson Coal and Monash Group

•	Independent Members of the Board of Directors of PRIMEDIA in its $525 million sale to TPG Capital

•	V.Group’s $520 million sale to OMERS Private Equity

•	Carrefour’s spin-off and stock market listing of Dia

•	Antin Infrastructure Partners’ and RREEF Pan European Infrastructure Fund’s acquisition of 90% of Grupo ACS’s stake in two thermosolar plants in Spain

•	3i Group’s acquisition of a majority stake in Action

•	Nestlé Health Science’s acquisition of Prometheus Laboratories

•	Trimble Navigation’s tender offer for Tekla

•	Department for Culture, Media and Sport’s sale of Tote to Betfred

•	Sumitomo Metals’ and Sumitomo Corporation’s acquisition of Standard Steel

•	Special Committee of the Board of Directors of Barnes & Noble in the strategic investment made by Liberty Media

Among the ongoing, publicly announced M&A and Strategic Advisory transactions and assignments on which Lazard advised in the 2011 third quarter, continued to advise, or completed since September 30, 2011, are the following:

•	Medco Health Solutions in its $29 billion merger with Express Scripts

•	Progress Energy’s $26 billion merger with Duke Energy

•	Northeast Utilities’ $17.5 billion merger of equals with NSTAR

•	Google’s $12.5 billion acquisition of Motorola Mobility

•	Skype’s $8.5 billion sale to Microsoft

•	Nortel Networks’ $4.5 billion sale of its patent portfolio to a consortium consisting of Apple, EMC, Ericsson, Microsoft, Research In Motion and Sony

•	The Johnson Family in the $4.3 billion sale of Diversey to Sealed Air

•	The Board of Directors of Pharmaceutical Product Development in its $3.9 billion sale to The Carlyle Group and Hellman & Friedman

•	The Royal Bank of Scotland Group’s structured sale of a £1.4 billion UK commercial real estate loan portfolio to Blackstone

•	OPTI Canada’s $2.1 billion sale to CNOOC Limited

•	Hertz’s $1.9 billion exchange offer for Dollar Thrifty

•	Special Committee of the Board of Directors of 99 Cents Only Stores in its $1.6 billion sale to Ares Management, Canada Pension Plan Investment Board and Gold/Schiffer Family

•	Wind Telecom’s $1.5 billion demerger of OTMT

•	Etex Group’s €1 billion acquisition of Lafarge’s plasterboard business in Europe and Latin America

•	Fluxys G’s €860 million acquisition of Eni’s interests in TENP and Transitgas pipelines

•	Scotiabank’s $1 billion acquisition of a 51% equity stake in Banco Colpatria

•	Sberbank’s $1 billion acquisition of Troika Dialog

•	European Goldfields’ $600 million senior secured loan facility with warrants with Qatar Holding and $150 million unsecured loan notes with warrants offered to existing shareholders

•	Miraca’s $725 million acquisition of Caris Life Sciences’ anatomic pathology business

•	The Special Committee of the Board of Directors of Harbin Electric in its $722 million sale to Tech Full Electric Company and Tech Full Electric Acquisition

•	Central Vermont Public Service’s $702 million sale to Gaz Métro

•	The Independent Non-Executive Directors of Eurasian Natural Resources Corporation on the related party transaction to acquire 75% of Shubarkol Komir JSC for a purchase price of up to $650 million

•	Eurazeo’s €418 million investment for a 45% stake in Moncler

•	Tyco’s plan to separate into three independent, publicly traded companies

•	ITT’s plan to separate into three independent, publicly traded companies

•	BASF’s joint venture with INEOS to create Styrolution

•	Multi-Chem’s sale to Halliburton

•	Consolidated Precision Products’ sale to Warburg Pincus

•	HgCapital’s sale of Mondo Minerals to Advent International

•	Azur Pharma’s merger with Jazz Pharmaceuticals

Strategic Advisory also includes our sovereign advisory work. Publicly announced sovereign and government advisory assignments that occurred during or since the first nine months of 2011 include: advising the U.S. Treasury with respect to General Motors; continuing to advise the government of Greece on general financial matters, and on its contemplated exchange and debt buyback plan; advising OPAP in its license deal with the Hellenic Republic for lotteries, sports betting games and gaming machines in Greece; advising the Gabonese Republic and the Islamic Republic of Mauritania on various strategic sovereign financial issues, the Republic of Côte d’Ivoire on the resolution of external debt arrears, SNIM on its mining joint ventures, and the PNG State Holding Company on financing and potential strategic partnerships. Other notable strategic advisory assignments include advising the National Association of Letter Carriers regarding the U.S. Postal Service.

Capital Markets and Other Advisory

Capital Markets and Other Advisory revenue of $16.4 million, decreased 41% for the third quarter of 2011, compared to $27.8 million for the third quarter of 2010, and was $76.2 million for the first nine months of 2011, a 10% increase compared to $69.0 million for the first nine months of 2010. The decrease in the third quarter was due primarily to decreased fees as a result of a lower level of fund closings by our Private Fund Advisory Group.

Capital Markets and Other Advisory assignments in the third quarter of 2011 included advising on:

•	IPOs: Tangoe

•	Follow-On Offerings: ServiceSource, Ventrus Biosciences

•	Convertible Transactions: Forest City Enterprises, Micron Technology, Powerwave Technologies, School Specialty

•

PIPEs, Registered Directs, Underwritten Registered Directs, Bond/Note Offerings and Private Placements as well as other Capital Markets transactions: Broadwind Energy, Exelis (ITT Defense), Gasco Energy, General Dynamics, Neostem, Romark Laboratories, TowerStream, Xylem (ITT Water)

Restructuring

Restructuring revenue was $38.1 million for the third quarter of 2011, representing a 42% decrease compared to $66.0 million for the third quarter of 2010, and was $122.0 million for the first nine months of 2011, representing a 50% decrease compared to $246.1 million for the first nine months of 2010.

Restructuring and debt advisory assignments completed during the third quarter of 2011 include: Capmark Financial in connection with its Chapter 11 bankruptcy; Ciccolella on the negotiation of new financing; and Värde Partners on the restructuring of Crest Nicholson.

Notable Chapter 11 bankruptcies, on which Lazard advised debtors or creditors during or since the third quarter of 2011, are:

•	Consumer/Food: The Great Atlantic & Pacific Tea Co. (A&P)

•	Gaming, Entertainment and Hospitality: Indianapolis Downs, Innkeepers USA Trust, MSR Resorts, the Los Angeles Dodgers

•	Healthcare: Graceway Pharmaceuticals

•	Industrials/Logistics: Premier Trailer Leasing

•	Paper and Packaging: New Page Corporation, White Birch Paper Company

•	Professional/Financial Services: Ambac, Lehman Brothers

•	Technology/Media/Telecom: Caribe Media, Local Insight Media, Nortel Networks, Tribune Co.

Among other publicly announced restructuring and debt advisory assignments on which Lazard has advised during or since the third quarter of 2011, are:

•	Alapis on its capital structure

•	Belvédère – advising the FRN noteholder committee

•	Centro Properties Group on the restructuring of its Australian assets

•	Dynegy on its debt restructuring activities

•	Eircom – advising the majority shareholder on the company’s debt restructuring

•	Empresas La Polar on its debt restructuring activities

•	OPTI Canada in connection with its CCAA proceedings

•	Spanish Broadcasting on the refinancing of its debt

•	Westgate Resorts on its debt restructuring and related transactions

ASSET MANAGEMENT

Asset Management operating revenue increased 4% to $216.7 million, compared to $208.0 million for the 2010 third quarter. Asset Management operating revenue increased 17% to a nine-month record of $678.4 million, compared to $578.9 million for the 2010 third quarter.

Assets Under Management at September 30, 2011, were $135.8 billion, representing a 5% decrease versus Assets Under Management of $143.6 billion at September 30, 2010, and decreased 16% compared to Assets Under Management of $161.6 billion at June 30, 2011. The decrease primarily reflects market and foreign exchange depreciation and includes net outflows of $1.1 billion and $0.8 billion for the third quarter and nine months of 2011, respectively.

Average Assets Under Management were $148.7 billion for the third quarter of 2011, representing an increase of 11% and a decrease of 8%, compared to the quarters ended September 30, 2010, and June 30, 2011, respectively. Average Assets Under Management were $153.3 billion for the first nine months of 2011, representing a 15% increase over Average Assets Under Management of $132.9 billion for the first nine months of 2010.

Management fees increased 9% to $200.0 million for the third quarter of 2011, compared to $184.0 million for the 2010 third quarter, and increased 22% to $628.0 million for the first nine months of 2011, compared to $512.8 million for the 2010 first nine months.

Incentive fees of $9.4 million for the third quarter of 2011, decreased 39% compared to $15.5 million for the third quarter of 2010, and were $20.9 million for the first nine months of 2011, or a 50% decrease, compared to $41.9 million for the first nine months of 2010. Incentive fees are recorded on the measurement date, which for most of our alternative strategies that are subject to incentive fees occurs in the fourth quarter.

Our Asset Management business provides investment management and advisory services to governments, institutions, financial intermediaries, private clients and investment vehicles around the world. Our goal in our Asset Management business is to produce superior risk-adjusted investment returns and provide investment solutions customized for our clients. Asset Management includes the management of equity and fixed income securities, as well as alternative investments and private equity funds.

Expenses

Compensation and Benefits

Compensation and benefits expense4, including related accruals, was $276.7 million for the third quarter of 2011, compared to $281.7 million for the 2010 third quarter, and was $831.2 million for the first nine months of 2011, compared to $818.5 million for the first nine months of 2010.

The compensation and benefits expense ratio4 was 59.3% and 58.7% for the third quarter and first nine months of 2011, respectively, compared to 59.5% and 59.8% for the corresponding periods in 2010.

Our goal remains to grow annual compensation expense at a slower rate than revenue, and to achieve over the cycle compensation levels on average consistent with the targets established at the time we went public in 2005.

We focus on annual notional compensation9 in managing our business, as it reflects total compensation allocated with respect to that year.

Non-Compensation

Non-compensation expense10 was $98.7 million for the third quarter of 2011, compared to $89.2 million for the third quarter of 2010, and was $291.0 million for the first nine months of 2011, compared to $259.5 million for the first nine months of 2010. The $31.5 million increase, year to date, was attributable, in approximately equal amounts, to costs associated with: i) investments in our businesses, such as recruitment, technology and occupancy, ii) higher activity levels in both Asset Management and Financial Advisory, and iii) the weakening of the U.S. dollar versus foreign currencies.

The non-compensation expense ratio11 for the third quarter and first nine months of 2011 was 21.1% and 20.6%, respectively, compared to 18.9% and 19.0% for the comparable 2010 periods.

The expense ratios can vary from quarter to quarter due to quarterly fluctuation in revenues, among other things. Accordingly, the results in a particular quarter may not be indicative of future results. Lazard management believes that annual results are the most meaningful basis for comparison.

Provision for Income Taxes

The provision for income taxes12 was $16.5 million and $48.0 million for the third quarter and first nine months of 2011, respectively, and was $17.2 million and $44.4 million for the third quarter and first nine months of 2010, respectively. The effective tax rate13 for the third quarter of 2011 and 2010 was 23.8% and 21.7%, respectively. The effective tax rate was 21.3% and 20.1%, respectively, for the 2011 and 2010 first nine months.

Liquidity, Capital Resources and Other Items

During the 2011 third quarter, Lazard repurchased approximately 1.2 million shares of its Class A common stock and exchangeable interests, for approximately $32 million, consistent with our goal to return cash to shareholders. These repurchases, as well as those in the first half of the year, served to offset the current-year equity awards, which were granted at a weighted average price of $43.91 per share.

Lazard’s remaining share repurchase authorization was $133 million at September 30, 2011, which expires December 31, 2012. On October 26, 2011, Lazard’s Board of Directors authorized an additional share repurchase of up to $125 million, which expires December 31, 2013, and brings the current share repurchase authorization to $258 million.

On July 22, 2011, Lazard entered into an agreement with Intesa Sanpaolo S.p.A., pursuant to which Lazard repurchased its $150 million subordinated convertible promissory note due 2016, guaranteed by Lazard Group and held by Intesa, for a purchase price of approximately $131.8 million plus accrued interest of approximately $1.6 million, resulting in a pre-tax gain of $18.2 million. The repurchase was funded from available cash on hand.

On October 26, 2011, Lazard declared a quarterly dividend of $0.16 per share on its outstanding Class A common stock. On April 26, 2011, Lazard had increased the quarterly dividend on its outstanding Class A common stock by 28% to $0.16 per share.

Lazard’s financial position remains strong with $1 billion in cash at September 30, 2011. Total stockholders’ equity related to Lazard’s interests was $773.3 million.

Non-GAAP Information

Lazard discloses certain non-GAAP financial information, which management believes provides the most meaningful basis for comparison among present, historical and future periods. The following are non-U.S. GAAP measures used in the accompanying financial information:

•	Fully exchanged and adjusted basis

•	Operating revenue

•	Compensation and benefit expense

•	Non-compensation expense

•	Earnings from operations

•	Earnings attributable to noncontrolling interests

•	Pre-tax income

•	Net income

•	Diluted net income per share

•	Diluted weighted average shares

•	Provision for income taxes

Additional financial, statistical and business-related information is included in a financial supplement. This earnings release, the financial supplement and selected transaction information will be available today on our website at www.lazard.com.

***

About Lazard

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 42 cities across 27 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating back to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com.

***

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in our reports on Forms 10-Q and 8-K including the following:

•	A decline in general economic conditions or the global financial markets;

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure.

* * *

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Monthly updates of these funds will be posted to the Lazard Asset Management website (www.lazardnet.com) on the third business day following the end of each month. Investors can link to Lazard and its operating company websites through www.lazard.com.

###

Endnotes:

[1]	Represents diluted net income per share on both a fully exchanged and adjusted and U.S. GAAP basis, throughout the release. (See Endnotes (2) and (14).)
[2]

Fully exchanged and adjusted basis includes full conversion of all outstanding exchangeable interests held by the members of LAZ-MD Holdings and excludes for the 2011 third quarter and nine-month periods the gain on the repurchase of the subordinated convertible promissory note. The 2010 nine-month period excludes pre-tax special charges, and is a non-GAAP measure. (See Endnote (14).)

[3]	Core operating business revenue includes the Financial Advisory and Asset Management businesses, and excludes revenues from Corporate.
[4]

Refers to the percentage of compensation and benefits expense to operating revenue, on a fully exchanged and adjusted basis. Compensation and benefits expense excludes expenses related to noncontrolling interests, gains/losses related to the changes in the fair value of investments held in connection with Lazard Fund Interests, and, for the 2010 nine-month period, excludes a special item related to the amendment of our retirement policy in the 2010 first quarter, and is a non-GAAP measure. (See Endnotes (2) and (14).)

[5]

Excludes gains and losses related to the changes in fair value of the investments held in connection with Lazard Fund Interest Awards, for which a corresponding equal amount is excluded from compensation and benefits. Three- and nine-month periods for 2011 exclude the gain on the repurchase of the subordinated convertible promissory note. (See Endnote (14).)

[6]

Excludes revenues and expenses attributable to noncontrolling interests, amortization of intangible assets related to acquisitions and interest expense primarily related to corporate financing activities and, for the 2011 third quarter and nine-month periods, the gain on the repurchase of the subordinated convertible promissory note, and, for the 2010 nine-month period, excludes pre-tax special charges, and is a non-GAAP measure . (See Endnote (14).)

[7]	Represents earnings from operations as a percentage of operating revenue and is a non-GAAP measure.
[8]	Excludes pre-tax special charges for the 2010 nine-month period, and is a non-GAAP measure. (See Endnote (14).)
[9]	Refers to cash compensation plus deferred incentive compensation applicable to a given year, as illustrated in the compensation history on page 16 of Lazard’s fourth-quarter 2010 earnings release.
[10]

Non-compensation expense excludes intangible assets related to acquisitions, expenses related to noncontrolling interests and, for the 2010 nine-month period, restructuring charges recorded in the 2010 first quarter, and is a non-GAAP measure. (See Endnote (14).)

[11]	Refers to the ratio of non-compensation expense to operating revenue, and is a non-GAAP measure. (See Endnotes (10) and (14).)
[12]	Net of the provision pursuant to the tax receivable agreement, when applicable, and is a non-GAAP measure.
[1][3]	Refers to the provision for income taxes as a percentage of pre-tax earnings, excluding net income attributable to noncontrolling interests, and is a non-GAAP measure. (See Endnotes (12) and (14).)
[1][4]

See Fully Exchanged and Adjusted Statement of Operations, Reconciliation of U.S. GAAP to Fully Exchanged and Adjusted Statement of Operations and Notes to Financial Schedules on pages 11, 13, and 18, respectively.

LAZARD LTD

FULLY EXCHANGED AND ADJUSTED STATEMENT OF OPERATIONS (a)

(Non-GAAP - unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,

	2011	2010	% Change	2011	2010 (i)	% Change
	($ in thousands)

Financial Advisory
M&A and strategic advisory	$199,120	$160,662	24%	$533,440	$454,073	17%
Capital markets & other advisory	16,350	27,750	(41%)	76,197	69,000	10%

Subtotal	215,470	188,412	14%	609,637	523,073	17%
Restructuring	38,149	66,000	(42%)	122,039	246,066	(50%)

Total	253,619	254,412	(0%)	731,676	769,139	(5%)

Asset Management
Management fees	199,980	183,975	9%	627,965	512,758	22%
Incentive fees	9,395	15,469	(39%)	20,872	41,891	(50%)
Other revenue	7,321	8,523	(14%)	29,534	24,266	22%

Total	216,696	207,967	4%	678,371	578,915	17%

Core operating business revenue (b)	470,315	462,379	2%	1,410,047	1,348,054	5%

Corporate	(3,777)	10,786	(135%)	5,115	20,389	(75%)

Operating revenue (c)	466,538	473,165	(1%)	1,415,162	1,368,443	3%

Less:
Compensation & benefits expense (d)	276,656	281,697	(2%)	831,223	818,535	2%
Non-compensation expense (e)	98,653	89,249	11%	291,003	259,483	12%

Earnings from operations (f)	91,229	102,219	(11%)	292,936	290,425	1%

Earnings attributable to noncontrolling interests (g)	1,440	895		10,158	5,935
Amortization of intangibles	(1,716)	(1,719)		(4,896)	(5,258)
Interest expense	(21,386)	(21,928)		(65,983)	(67,097)

Pre-tax income	69,567	79,467	(12%)	232,215	224,005	4%

Less:
Provision for income taxes (h)	16,477	17,200		48,015	44,432
Net income attributable to noncontrolling interests	225	111		7,017	2,950

Net income	$52,865	$62,156	(15%)	$177,183	$176,623	0%

Diluted weighted average shares	136,857,956	138,094,101	(1%)	138,265,494	138,185,702	0%

Diluted net income per share	$0.39	$0.46	(16%)	$1.30	$1.30	(0%)

Ratio of compensation to operating revenue	59.3%	59.5%		58.7%	59.8%
Ratio of non-compensation to operating revenue	21.1%	18.9%		20.6%	19.0%
Margin from operations (i)	19.6%	21.6%		20.7%	21.2%
Effective tax rate	23.8%	21.7%		21.3%	20.1%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see U.S. GAAP Reconciliation to Fully Exchanged and Adjusted Statement of Operations.

See Notes to Financial Schedules

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Three Months Ended September 30,			Nine Months Ended September 30,

	2011	2010	% Change	2011	2010	% Change
	($ in thousands, except per share data)

Total revenue	$484,583	$477,310	2%	$1,446,529	$1,384,271	4%
Interest expense	(22,164)	(24,073)		(68,795)	(73,788)

Net revenue	462,419	453,237	2%	1,377,734	1,310,483	5%
Operating expenses:
Compensation and benefits	273,532	282,528	(3%)	830,011	845,926	(2%)

Occupancy and equipment	24,345	22,414		70,030	65,004
Marketing and business development	19,844	17,503		58,834	51,358
Technology and information services	20,417	18,904		60,566	53,552
Professional services	11,434	10,731		34,395	29,716
Fund administration and outsourced services	14,019	12,037		40,777	34,407
Amortization of intangible assets related to acquisitions	1,716	1,719		4,896	5,258
Other	9,374	7,934		27,839	26,117

Subtotal	101,149	91,242	11%	297,337	265,412	12%

Restructuring expense	—	—		—	87,108

Operating expenses	374,681	373,770	0%	1,127,348	1,198,446	(6%)

Operating income	87,738	79,467	10%	250,386	112,037	NM

Provision for income taxes	20,605	9,113	126%	51,704	29,049	NM

Net income	67,133	70,354	(5%)	198,682	82,988	NM
Net income attributable to noncontrolling interests	4,434	6,263		18,972	7,859

Net income attributable to Lazard Ltd	$62,699	$64,091	(2%)	$179,710	$75,129	NM

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	118,315,944	111,059,071	7%	117,586,028	101,440,741	16%
Diluted	136,857,956	138,094,101	(1%)	138,265,494	135,554,131	2%
Net income per share:
Basic	$0.53	$0.58	(9%)	$1.53	$0.74	NM
Diluted	$0.49	$0.51	(4%)	$1.39	$0.58	NM

LAZARD LTD

RECONCILIATION OF U.S. GAAP TO FULLY EXCHANGED AND ADJUSTED STATEMENT OF OPERATIONS (a) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Operating Revenue
Net revenue - U.S. GAAP Basis	$462,419	$453,237	$1,377,734	$1,310,483

Adjustments for special items (j):
Gain on repurchase of subordinated debt	(18,171)	—	(18,171)	—
Other Adjustments:
Revenue related to noncontrolling interests	(3,057)	(2,000)	(14,345)	(9,137)
(Gain)/loss related to Lazard Fund Interests	3,961	—	3,961	—
Other interest expense	21,386	21,928	65,983	67,097

Operating revenue	$466,538	$473,165	$1,415,162	$1,368,443

Compensation & Benefits Expense
Compensation & benefits expense - U.S. GAAP Basis	$273,532	$282,528	$830,011	$845,926

Adjustments for special items (j):
Acceleration of restricted stock unit vesting related to retirement policy change	—	—	—	(24,860)
Other Adjustments:
(Charges)/credits pertaining to Lazard Fund Interests derivative liability	3,961	—	3,961	—
Compensation related to noncontrolling interests	(837)	(831)	(2,749)	(2,531)

Compensation & benefits expense	$276,656	$281,697	$831,223	$818,535

Non-Compensation Expense
Operating expenses - subtotal - U.S. GAAP Basis	$101,149	$91,242	$297,337	$265,412

Adjustments:
Amortization of intangible assets related to acquisitions	(1,716)	(1,719)	(4,896)	(5,258)
Non-comp related to noncontrolling interests	(780)	(274)	(1,438)	(671)

Non-compensation expense	$98,653	$89,249	$291,003	$259,483

Pre-Tax Income
Operating income - U.S. GAAP Basis	$87,738	$79,467	$250,386	$112,037

Adjustments for special items (j):
Gain on repurchase of subordinated debt	(18,171)	—	(18,171)	—
Acceleration of restricted stock unit vesting related to retirement policy change	—	—	—	24,860
Restructuring expense	—	—	—	87,108

Pre-tax income	$69,567	$79,467	$232,215	$224,005

Net Income attributable to Lazard Ltd
Net income attributable to Lazard Ltd - U.S. GAAP Basis	$62,699	$64,091	$179,710	$75,129
Adjustments for special items (j):
Gain on repurchase of subordinated debt	(18,171)	—	(18,171)	—
Acceleration of restricted stock unit vesting related to retirement policy change	—	—	—	24,860
Restructuring expense	—	—	—	87,108
Tax provision/(benefits) allocated to special items	4,634	(7,068)	4,634	(14,111)
Net gain/(loss) attributable to LAZ-MD Holdings	801	—	801	(24,388)

Adjustment for full exchange of exchangeable interests (k):
Tax adjustment for full exchange	(506)	(1,019)	(945)	(1,272)
Amount attributable to LAZ-MD	3,408	6,152	11,154	29,297

Net income	$52,865	$62,156	$177,183	$176,623

Diluted net income per share:
U.S. GAAP Basis - Net income attributable to Lazard Ltd	$0.49	$0.51	$1.39	$0.58
Net income (fully exchanged and adjusted)	$0.39	$0.46	$1.30	$1.30

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

See Notes to Financial Schedules

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

($ in thousands)

	September 30, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$989,894	$1,209,695

Deposits with banks	267,906	356,539

Cash deposited with clearing organizations and other segregated cash	66,219	92,911

Receivables	595,351	568,704

Investments	346,912	417,410

Goodwill and other intangible assets	394,382	361,439

Other assets	475,805	415,834

Total Assets	$3,136,469	$3,422,532

LIABILITIES & STOCKHOLDERS’ EQUITY

Liabilities

Deposits and other customer payables	$342,704	$361,553

Accrued compensation and benefits	250,252	498,880

Senior debt	1,076,850	1,076,850

Other liabilities	548,681	539,132

Subordinated debt	—	150,000

Total liabilities	2,218,487	2,626,415

Commitments and contingencies

Stockholders’ equity

Preferred stock, par value $.01 per share:

Series A	—	—

Series B	—	—

Common stock, par value $.01 per share:

Class A	1,229	1,197

Class B	—	—

Additional paid-in capital	685,800	758,841
Retained earnings	285,575	166,468
Accumulated other comprehensive loss, net of tax	(57,712)	(46,158)

	914,892	880,348
Class A common stock held by a subsidiary, at cost	(141,593)	(227,950)

Total Lazard Ltd stockholders’ equity	773,299	652,398

Noncontrolling interests	144,683	143,719

Total stockholders’ equity	917,982	796,117

Total liabilities and stockholders’ equity	$3,136,469	$3,422,532

LAZARD LTD

SELECTED QUARTERLY OPERATING RESULTS ON A FULLY EXCHANGED AND ADJUSTED BASIS (a)

(unaudited)

	Three Months Ended

	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	Mar. 31, 2010 (j)	Dec. 31, 2009 (j)	Sept. 30, 2009
	($ in thousands, except per share and AUM data)

Financial Advisory
M&A and Strategic Advisory	$199,120	$170,568	$163,752	$259,986	$160,662	$145,854	$147,557	$170,206	$124,691
Capital Markets & Other Advisory	16,350	30,298	29,549	43,616	27,750	19,918	21,331	39,943	16,390

Subtotal	215,470	200,866	193,301	303,602	188,412	165,772	168,888	210,149	141,081
Restructuring	38,149	48,333	35,557	47,809	66,000	79,879	100,188	103,449	119,101

Total	253,619	249,199	228,858	351,411	254,412	245,651	269,076	313,598	260,182

Asset Management
Management Fees	199,980	221,217	206,768	203,127	183,975	166,987	161,796	152,810	133,377
Incentive Fees	9,395	6,331	5,146	44,407	15,469	12,635	13,787	40,988	15,202
Other Revenue	7,321	10,115	12,098	8,203	8,523	7,597	8,147	10,324	8,769

Total	216,696	237,663	224,012	255,737	207,967	187,219	183,730	204,122	157,348

Core operating business revenue	470,315	486,862	452,870	607,148	462,379	432,870	452,806	517,720	417,530

Corporate	(3,777)	4,911	3,981	2,932	10,786	5,498	4,104	(3,327)	13,953

Operating revenue	$466,538	$491,773	$456,851	$610,080	$473,165	$438,368	$456,910	$514,393	$431,483

Earnings from operations	$91,229	$106,548	$95,160	$153,679	$102,219	$89,180	$99,026	$(52,563)	$95,816

Pre-tax income (loss) (l)	$69,567	$89,202	$73,446	$133,974	$79,467	$67,051	$77,487	$(75,808)	$73,165

Net income (loss) attributable to Lazard Ltd	$52,865	$65,779	$58,539	$104,451	$62,156	$53,036	$61,431	$(54,870)	$52,487

Diluted net income (loss) per share	$0.39	$0.48	$0.43	$0.76	$0.46	$0.39	$0.46	($0.46)	$0.41

Margin from operations (i)	19.6%	21.7%	20.8%	25.2%	21.6%	20.3%	21.7%	-10.2%	22.2%

Supplemental Information:

Ending Assets Under Management ($ millions)	$135,812	$161,597	$160,451	$155,337	$143,573	$123,483	$134,972	$129,543	$120,185

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see U.S. GAAP Reconciliation to Fully Exchanged and Adjusted Statement of Operations.

See Notes to Financial Schedules

LAZARD LTD

RECONCILIATION OF SHARES OUTSTANDING AND BASIC & DILUTED NET INCOME (LOSS) PER SHARE (unaudited)

U.S. GAAP BASIS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	($ in thousands, except per share data)
Net income attributable to Lazard Ltd	$62,699	$64,091	$179,710	$75,129
Add - net income associated with Class A common shares issuable on a non-contingent basis	86	116	285	95

Basic net income attributable to Lazard Ltd	62,785	64,207	179,995	75,224
Add - dilutive effect, as applicable, of:
Adjustments to income relating to interest expense and changes in net income attributable to noncontrolling interests resulting from assumed incremental Class A common share issuances, net of tax	3,618	5,992	12,692	3,988

Diluted net income attributable to Lazard Ltd	$66,403	$70,199	$192,687	$79,212

Weighted average shares outstanding	115,071,470	108,302,438	114,026,323	98,579,076
Add - adjustment for shares of Class A common issuable on a non-contingent basis	3,244,474	2,756,633	3,559,705	2,861,665

Basic weighted average shares outstanding	118,315,944	111,059,071	117,586,028	101,440,741

Add - dilutive effect, as applicable, of:
Weighted average number of incremental Class A common shares issuable from equity-based compensation awards, convertible note, convertible preferred stock and exchangeable interests	18,542,012	27,035,030	20,679,466	34,113,390

Diluted weighted average shares outstanding	136,857,956	138,094,101	138,265,494	135,554,131

Basic net income per share attributable to Lazard Ltd	$0.53	$0.58	$1.53	$0.74

Diluted net income per share attributable to Lazard Ltd	$0.49	$0.51	$1.39	$0.58

FULLY EXCHANGED AND ADJUSTED BASIS (a)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income	$52,865	$62,156	$177,183	$176,623
Add - dilutive effect of adjustments to income for interest expense on convertible note, net of tax	—	975	1,966	2,958

Diluted net income	$52,865	$63,131	$179,149	$179,581

Basic weighted average shares outstanding	118,315,944	111,059,071	117,586,028	101,440,741

Add - adjustment for shares of Class A common issuable relating to exchangable interests	6,899,292	12,002,898	7,251,355	21,155,267
- dilutive effect, as applicable, of weighted average number of incremental Class A common shares issuable from equity-based compensation awards, convertible note and convertible preferred stock	11,642,720	15,032,132	13,428,111	15,589,694

Diluted weighted average shares outstanding	136,857,956	138,094,101	138,265,494	138,185,702

Diluted net income per share	$0.39	$0.46	$1.30	$1.30

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see U.S. GAAP Reconciliation to Fully Exchanged and Adjusted Statement of Operations.

See Notes to Financial Schedules

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

	As of			Variance
	September 30, 2011	June 30, 2011	December 31, 2010	Qtr to Qtr	YTD
		($ in millions)

Equities	$111,035	$136,178	$131,300	(18.5%)	(15.4%)

Fixed Income	17,564	17,939	17,144	(2.1%)	2.4%

Alternative Investments	5,555	5,877	5,524	(5.5%)	0.6%

Private Equity	1,493	1,440	1,294	3.7%	15.4%

Cash	165	163	75	1.2%	120.0%

Total AUM	$135,812	$161,597	$155,337	(16.0%)	(12.6%)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	($ in millions)		($ in millions)

AUM - Beginning of Period	$161,597	$123,483	$155,337	$129,543

Net Flows	(1,122)	1,142	(754)	6,173

Market and foreign exchange appreciation (depreciation)	(24,663)	18,948	(18,771)	7,857

AUM - End of Period	$135,812	$143,573	$135,812	$143,573

Average AUM	$148,705	$133,528	$153,299	$132,893

% Change in average AUM	11.4%		15.4%

Note: Average AUM is based on an average of quarterly ending balances for the respective periods.

LAZARD LTD

Notes to Financial Schedules

(a)	Fully Exchanged and Adjusted Statement of Operations begins with information that is prepared in accordance with U.S. GAAP, (i) adjusted to reflect the full conversion of outstanding exchangeable interests held by members of LAZ- MD Holdings; (ii) excluding special items in certain periods as described more thoroughly in (j) below, and (iii) is presented in a non-U.S. GAAP (“non-GAAP”) format including non-GAAP measures. Lazard believes that presenting results and measures on a fully exchanged and adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods. (See Reconciliation of U.S. GAAP to Fully Exchanged and Adjusted Statement of Operations.)

(b)	Core operating business revenue includes the results of Financial Advisory and Asset Management businesses and excludes revenues from Corporate.

(c)	Excludes (i) gains/losses related to the changes in the fair value of investments held in connection with Lazard Fund Interests for which a corresponding equal amount is excluded from compensation & benefits, (ii) revenues related to non-controlling interests, and (iii) interest expense related to other financing activities, which is included in “Interest expense,” and is a non-GAAP measure. Three and nine-month periods for 2011 exclude a special item related to the gain on repurchase of the Company’s subordinated debt. (See Reconciliation of U.S. GAAP to Fully Exchanged and Adjusted Statement of Operations.)

(d)	Excludes (i) charges/credits related to the changes in the fair value of liability in connection with Lazard Fund Interests, (ii) noncontrolling interests, which are included in “Earnings attributable to noncontrolling interests” and, (iii) for the 2010 nine-month period, a special item related to the amendment of our retirement policy, and is a non-GAAP measure. (See note (j) below and adjustments in the Reconciliation of U.S. GAAP to Fully Exchanged and Adjusted Statement of Operations.)

(e)	Excludes amortization of intangible assets related to acquisitions and expenses related to noncontrolling interests, which are included in “Earnings attributable to noncontrolling interests,” and is a non-GAAP measure. (See adjustments in the Reconciliation of U.S. GAAP to Fully Exchanged and Adjusted Statement of Operations.)

(f)	Excludes (i) amortization of intangible assets related to acquisitions, (ii) interest expense primarily related to corporate financing activities, which is included in “Interest expense,” (iii) revenues and expenses related to noncontrolling interests and (iv) special items noted in (j) below in applicable periods, and is a non-GAAP measure. (See adjustments in the Reconciliation of U.S. GAAP to Fully Exchanged and Adjusted Statement of Operations.)

(g)	Includes noncontrolling interests share of revenue, net of related compensation and benefits and non-compensation expenses, and is a non-GAAP measure.

(h)	Net of the provision pursuant to the tax receivable agreement, when applicable, and is a non-GAAP measure.

(i)	Represents earnings from operations as a percentage of operating revenues, and is a non-GAAP measure.

(j)	For the three and nine-month period ended September 30, 2011, the special item is related to the gain on the repurchase of the Company’s subordinated debt and the allocated tax effect. For the three-month and nine-month periods ended March 31, 2010 and September 30, 2010, respectively, special items are comprised of restructuring expense related to severance, benefits and other charges in connection with the reduction and realignment of staff and expenses related to the accelerated vesting of restricted stock units in connection with the Company’s change in retirement policy and the allocated tax effect. (See adjustments for special items within the Reconciliation of U.S. GAAP to Fully Exchanged and Adjusted Statement of Operations.) The three-month period ended December 31, 2009 excludes expenses related to the acceleration of unamortized restricted stock units previously granted to our former Chairman and Chief Executive Officer and the accelerated vesting of deferred cash awards previously granted of $86,514 and $60,512, respectively, and the allocated tax effect.

(k)	Represents a reversal of noncontrolling interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests, net of an adjustment for Lazard Ltd entity-level taxes to affect a full exchange of interests and excluding the items noted in (j) above.

(l)	Pre-tax income (loss) for the three-month periods ended December 31, 2010 and December 31, 2009 is net of the provision (benefit) pursuant to tax receivable agreement of $11,195 and ($1,258), respectively.

NM	Not meaningful